UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 3, 2010
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27038	94-3156479
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 3, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Nuance Communications, Inc. (the “Company”) approved adjustments to the Company’s existing compensation arrangements with Thomas L. Beaudoin, the Company’s Senior Vice President and Chief Financial Officer and Steven Chambers, the Company’s Senior Vice President Worldwide Sales and Chief Marketing Officer based on expansion of their responsibilities and continued strong performance. The Committee approved an increase in Mr. Beaudoin’s base salary from $350,000 to $400,000. Mr. Beaudoin’s annual bonus opportunity remains at sixty percent of his base salary. The amount of the bonus actually paid to Mr. Beaudoin will be based upon the achievement of certain individual performance objectives as approved by the Committee. The Committee also approved an additional incentive bonus for Mr. Chambers in the amount of $100,000, subject to the achievement of revenue targets for fiscal year 2010. Mr. Chambers also has an incentive bonus of $250,000 payable upon the achievement of certain individual performance objectives as approved by the Committee.
In addition to the above actions, the Committee also approved the issuance of two restricted stock awards totaling 500,000 shares to Paul A. Ricci, the Company’s Chairman and Chief Executive Officer. Of the 500,000 shares granted, 375,000 are performance based and will only vest upon achievement of fiscal 2011 goals and the remaining 125,000 shares will time-vest on September 30, 2011, subject to Mr. Ricci’s continued service relationship with the Company.
Consistent with practice in prior years, the Committee also approved a Company Bonus Program for fiscal 2010 for all Company employees. Target bonuses vary based on position and tenure with the Company, and the amount of target bonus actually paid to individual employees will be based on the achievement of certain Company and individual objectives. The bonuses for the Company’s executive officers are tied collectively to the achievement of total revenue and net income targets. In addition, each executive officer’s bonus individually is based upon achievement of certain operational objectives.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: February 9, 2010	By:	/s/ Thomas L. Beaudoin
Thomas L. Beaudoin
Chief Financial Officer